Exhibit 10.5

EQUITY PURCHASE AGREEMENT

by and among

ABRAMS CAPITAL PARTNERS I, L.P.
and
ABRAMS CAPITAL PARTNERS II, L.P.,

AS BUYERS

EMERALD LAKE PEARL ACQUISITION, L.P.,
EMERALD LAKE PEARL ACQUISITION-A, L.P.,
and
EMERALD LAKE PEARL ACQUISITION GP, L.P.
AS SELLERS

and

solely as specified in Section 7.1,
CONTEXTLOGIC HOLDINGS INC.

Dated December 8, 2025

7.6.	Notices	15

7.7.	Confidentiality	15

7.8.	Captions	15

7.9.	Non-Recourse	15

7.10.	Severability	16

7.11.	Counterparts; Electronic Transmission	16

EQUITY PURCHASE AGREEMENT

This Equity Purchase Agreement, dated as of December 8, 2025 (as may be amended, restated, amended and restated, supplemented, or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), by and among (a) each of Abrams Capital Partners I, L.P., a Delaware limited partnership (“ACP I”), Abrams Capital Partners II, L.P., a Delaware limited partnership (“ACP II ”, and collectively with ACP I, the “Buyers”), (b) each of Emerald Lake Pearl Acquisition, L.P., a Delaware limited partnership (“Emerald Fund”), Emerald Lake Pearl Acquisition-A, L.P., a Delaware limited partnership (“Blocker Seller”), and Emerald Lake Pearl Acquisition GP, L.P., a Delaware limited partnership (collectively with Emerald Fund and Blocker Seller, the “Sellers”), and (c) solely as specified in Section 7.1, ContextLogic Holdings Inc., a Delaware corporation (the “Company”).

WHEREAS, concurrently with the execution of this Agreement, the Buyers, the Sellers, the Company, and certain other parties are entering into that certain Purchase Agreement, dated as of the date hereof (as amended, restated, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Purchase Agreement”), pursuant to which, and subject to the terms and conditions of which, the Sellers will receive as purchase price consideration, among other things, the equity interests set forth opposite their respective names under the heading “Post-Closing Equity Interests” on Schedule I hereto (collectively, the “Post-Closing Equity Interests”); and

WHEREAS, subject to the terms and conditions set forth herein, the Buyers desire to collectively purchase from each Seller, and each Seller desires to sell to the Buyers, the Post-Closing Equity Interests on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing, the mutual representations, warranties, and covenants herein contained, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Parties agree as follows:

ARTICLE I
DEFINITIONS

1.1.        Rules of Construction. Except as otherwise explicitly specified to the contrary in this Agreement: (a) “Sections” and “Schedules” refer to the corresponding Sections and Schedules of and to this Agreement, (b) “or” is used in the inclusive sense of “and/or”, (c) references to “this Agreement” include the Schedules, (d) references to a particular Section include all subsections thereof, (e) the word “including” will be construed as “including without limitation”, (f) references to a particular statute or regulation include all rules, regulations, and guidance thereunder, and any successor statute, regulations, or rules, in each case as from time to time in effect, (g) references to a particular Person include such Person’s successors and assigns, to the extent not prohibited by this Agreement, (h) references to “$” means U.S. Dollars, (i) references to any gender include each other gender, (j) terms defined in the singular have comparable meanings when used in the plural, and vice versa, (k) references to “herein”, “hereof”, and “hereto” refer to this Agreement as a whole, (l) “control” means, when used with respect to any Person, the power to direct the management and policies of such Person, directly or indirectly, whether as an officer or director, through the ownership of voting securities, by contract or otherwise (and the terms “controlling” and “controlled” have correlative meanings), (m) the word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”, and (n) if the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date that is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) will be the next date that is a Business Day.

1.2.        Defined Terms. For purposes of this Agreement, the following terms have the following respective meanings:

“ACP I” has the meaning set forth in the preamble.

“ACP II” has the meaning set forth in the preamble.

“Agreement” has the meaning set forth in the preamble.

“Applicable Law” means any law, statute, ordinance, code, rule, regulation, order, constitution, judgment, decree, injunction or other requirement of any Governmental Authority applicable to a Person or its assets or properties.

“Business Day” means any day except a Saturday, Sunday, or any other day on which commercial banks are authorized or required by law, regulation, or executive order to remain closed.

“Buyers” has the meaning set forth in the preamble.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” means the calendar date on which the Closing occurs.

“Common Stock” means common stock of the Company, par value $0.0001 per share.

“Company” has the meaning set forth in the preamble.

“Company Approval” has the meaning set forth Section 7.1.

“Designated Courts” has the meaning set forth in Section 7.3(b).

“Fraud” means knowing and intentional common law fraud under Delaware law by a Party in the making of the representations and warranties set forth herein or in any certificates delivered by or on behalf of such Party pursuant to Section 2.4(a)(i) or Section 2.4(b)(i) (in each case, subject to the express limitations and qualifications therein) and specifically excluding claims based on constructive knowledge, unjust enrichment, recklessness, negligent misrepresentation, constructive fraud, promissory fraud, unfair dealings fraud, any tort or any similar theory.

“Governing Documents” means the Second Amended and Restated Certificate of Incorporation of the Company, dated as of July 25, 2025, the Amended and Restated Bylaws of the Company, dated as of July 25, 2025, and the Purchase Agreement.

“Governmental Authority” means any federal, state, local, or foreign government, or any political subdivision thereof, or any court, administrative or regulatory agency, department, instrumentality, authority, or commission.

“Lien” means any lien, pledge, mortgage, deed of trust, charge, security interest, encumbrance, hypothecation, option, defect in title, conditional sale or other title retention agreement, or other similar restriction or limitation of any kind, whether based on common law, statute or contract.

“Non-Recourse Party” has the meaning set forth in Section 7.9.

“Order” means any award, decision, final determination, settlement agreement, injunction, restraining order, judgment, decree, writ, order, subpoena or verdict entered, issued, made or rendered by any court, administrative agency or other Governmental Authority.

“Party” means each of (a) the Buyers, collectively, and (b) the Sellers, collectively.

“Post-Closing Equity Interests” has the meaning set forth in the recitals.

“Primary Transaction Closing” means the “Closing” as defined in the Purchase Agreement.

“Purchase Agreement” has the meaning set forth in the recitals.

“Purchase Price” has the meaning set forth in Section 2.2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Sellers” has the meaning set forth in the preamble.

ARTICLE II
PURCHASE AND SALE

2.1.       Purchase and Sale Transaction. Upon the terms and subject to the conditions of this Agreement, each Seller hereby agrees to sell, assign, transfer and convey to each Buyer, and each Buyer hereby agrees to purchase, accept and assume from each Seller, all of such Seller’s right, title and interest in and to the portion of each Seller’s Post-Closing Equity Interests that are listed next to such Buyer’s name on Schedule I hereto, in each case, free and clear of any and all Liens (other than Liens arising under Applicable Law or the Governing Documents), together with any and all economic and other rights attached thereto.

2.2.      Purchase Price. As consideration for the sale of the Post-Closing Equity Interests, upon the terms and subject to the conditions of this Agreement, each Buyer will pay or cause to be paid to each Seller in accordance with Section 5.3(d) such Buyer’s respective portion specified on Schedule I hereto of the consideration payable to such Seller specified on Schedule I hereto (such aggregate consideration, for all Sellers collectively, the “Purchase Price”). The Parties hereby acknowledge that the Purchase Price has been negotiated based on a variety of facts and circumstances, including facts and circumstances that may be unique to one or more of the Sellers and the Buyers, and, accordingly, the Purchase Price may not reflect the fair market value of the Post-Closing Equity Interests.

2.3.        Closing. Upon the terms and subject to the conditions of this Agreement, the purchase, sale and delivery of the Post-Closing Equity Interests contemplated by Section 2.1 (the “Closing”) will take place remotely by exchange of electronic documents on the date on which the Primary Transaction Closing occurs, immediately following the occurrence of the Primary Transaction Closing.

2.4.        Deliveries and Actions at Closing.

(a)        Buyer Deliveries and Actions. At the Closing, upon the terms and subject to the conditions of this Agreement, the Buyers will execute and deliver, or cause to be executed and delivered, to the Sellers, each of the following documents and will take or cause to be taken the following actions, as applicable:

(i)          each of the Buyers shall deliver to the Sellers a certificate (provided with respect to each such Buyer on a several and not joint basis), dated as of the Closing Date and executed by a duly authorized officer of each such Buyer, stating that the applicable conditions specified in Section 5.3(a) and Section 5.3(b) have been satisfied with respect to such Buyers; and

(ii)         the Buyers shall deliver to each Seller, by wire transfer of immediately available funds to the account specified in writing by such Seller not fewer than three (3) Business Days prior to the Closing, the portion of the Purchase Price allocable to such Seller as set forth on Schedule I hereto.

(b)        Seller Deliveries and Actions.  At the Closing, upon the terms and subject to the conditions of this Agreement, the Sellers will execute and deliver, or cause to be executed and delivered, to the Buyers, each of the following documents and will take or cause to be taken the following actions, as applicable:

(i)          each of the Sellers shall deliver to the Buyers a certificate (provided with respect to each such Seller on a several and not joint basis), dated as of the Closing Date and executed by a duly authorized officer of such Seller, stating that the applicable conditions specified in Section 5.2(a) and Section 5.2(b) have been satisfied with respect to such Seller;

(ii)         each of the Sellers shall deliver to the Buyers duly executed assignments, transfer powers, or other instruments of transfer with respect to their respective portions (as specified on Schedule I hereto) of the Post-Closing Equity Interests (and, if certificated, the certificates evidencing such Post-Closing Equity Interests); and

(iii)        each of the Sellers shall deliver to the Buyers a properly completed and duly executed Form W-9.

2.5.        Withholding. Each of the Buyers and their respective agents will be entitled to deduct and withhold from any and all payments made under this Agreement such amounts as may be required to be deducted and withheld under Applicable Law, and any amount so deducted and withheld will be treated for all purposes of this Agreement as having been paid to the applicable Seller; provided, that, so long as each Seller provides as IRS Form W-9, the Parties agree that no withholding shall be required under applicable Law as of the date hereof.  Except as a result of the failure of any Seller to provide an IRS Form W-9 demonstrating that such Seller is exempt from withholding, at least five (5) Business Days prior to making any such deduction or withholding, the Buyers shall provide Sellers with notice of any intention to make such deduction and withholding and shall cooperate in good faith with the Sellers to use commercially reasonable efforts identified by the Sellers Representative to mitigate or eliminate any such requirement to deduct or withhold to the extent permitted by applicable Law.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

3.1.        Representations and Warranties of the Sellers. Each Seller, severally and not jointly, as to itself only, hereby represents and warrants to the Buyers as follows:

(a)         Existence and Authority. Such Seller is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, and has the requisite corporate or other organizational power and authority to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been, and at the Closing any other deliverables to which it is a party will be, duly and validly executed and delivered by such Seller, and, assuming due authorization, execution, and delivery by the other parties thereto, are valid and binding obligations of such Seller, enforceable against such Seller in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)        No Conflicts; Consents. The execution, delivery, and performance of this Agreement, and any other deliverables to which such Seller is a party, by such Seller, and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with any provisions such Seller’s constituting documents, (ii) conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, the any contract or other instrument to which such Seller is a party or by which its properties or assets are bound, (iii) contravene any Applicable Law applicable to such Seller or by which its properties or assets are bound (or constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing), or (iv) require any consent or approval of any Governmental Authority other than, in each case of the foregoing clauses (ii) and (iii), that, individually or in the aggregate would not reasonably be expected to materially impair such Seller’s ability to perform its obligations hereunder or thereunder.

(c)         No Litigation. There is no lawsuit, legal proceeding, administrative enforcement proceeding, or arbitration proceeding before any governmental authority, pending or, to such Seller’s knowledge, threatened against such Seller that would adversely affect its performance under this Agreement or the consummation of the transactions contemplated hereby.

(d)         Solvency. Such Seller has not (i) made a general assignment for the benefit of its creditors, (ii) filed a petition for bankruptcy, (iii) become the subject of an order for relief regarding or been declared insolvent in a bankruptcy or insolvency proceeding, (iv) sought, consented to or acquiesced to the appointment of a trustee, receiver or liquidator of all or substantially all of its assets, or (v) had a proceeding seeking reorganization, liquidation, dissolution or similar relief, or the appointment of a receiver or liquidator, commenced with respect to it.

(e)        Title to Equity Interests. Immediately after the Purchase Agreement Closing and as of the Closing, such Seller will be the sole beneficial and record owner of the Post-Closing Equity Interests set forth opposite its name on Schedule I hereto, and will have good and valid title to all of such Post-Closing Equity Interests, free and clear of any and all Liens (other than Liens arising under Applicable Law or the Governing Documents). Upon the Closing, each of the Buyers will acquire good and valid title to their respective portions (as specified on Schedule I hereto) of such Post-Closing Equity Interests, free and clear of any and all Liens (other than Liens arising under Applicable Law or the Governing Documents and any Liens created by such Buyer).

(f)         Brokers. Such Seller has no contract, arrangement, or understanding with any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement for which any of the Buyers or any of their respective Affiliates could have any liability.

(g)       Investigation. Such Seller is knowledgeable about each of the transactions contemplated by the Purchase Agreement and this Agreement and about the Company, has received or had access to such information as such Seller deems necessary or appropriate to make an informed decision to sell the Post-Closing Equity, and has had the opportunity to ask questions of and receive answers from representatives of the Company and the Buyers concerning the foregoing and the transactions contemplated by this Agreement. In connection with the transactions contemplated by this Agreement, such Seller is not relying on, and disclaims reliance upon, any representation or warranty of any of the Buyers or any other Person on behalf of the Buyers, express or implied, other than the representations and warranties of the Buyers expressly set forth in Section 3.2 with respect to the transactions contemplated by this Agreement; provided, that neither the foregoing nor anything set forth in this Agreement limits such Seller’s ability to rely on the representations and warranties set forth in the Purchase Agreement or the “Ancillary Agreements” (as such term is defined in the Purchase Agreement) to the extent provided therein.

(h)         Valuation. Such Seller has not relied on any of the Buyers or any of their respective Affiliates in order to evaluate the value of the Post-Closing Equity, and such Seller believes that the Purchase Price (and such Seller’s portion thereof) is fair and that the Purchase Price (and such Seller’s portion thereof) constitutes reasonably equivalent value for the Post-Closing Equity. Such Seller has had the opportunity to do such diligence relating to the value of the Post-Closing Equity as such Seller has determined to be necessary and appropriate.

(i)          Exclusivity of Representations. The representations and warranties made by such Seller in this Section 3.1 and in any certificate or instrument delivered by such Seller pursuant to this Agreement are the exclusive representations and warranties made by such Seller with respect to the subject matter of this Agreement. Such Seller hereby disclaims any other express or implied representations or warranties with respect to the subject matter of this Agreement.

3.2.       Representations and Warranties of Buyer. Each Buyer, severally and not jointly, as to itself only, hereby represents and warrants to the Sellers as follows:

(a)         Existence and Authority. Such Buyer is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization, and has the requisite corporate or other organizational power and authority to execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been, and at the Closing any other deliverables to which it is a party will be, duly and validly executed and delivered by such Buyer, and, assuming due authorization, execution, and delivery by the other parties thereto, are valid and binding obligations of such Buyer, enforceable against such Buyer in accordance with their terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles.

(b)        No Conflicts; Consents. The execution, delivery, and performance of this Agreement, and any other deliverables to which such Buyer is a party, by such Buyer, and the consummation of the transactions contemplated hereby and thereby, will not (i) conflict with any provisions such Buyer’s constituting documents, (ii) conflict with or result in a breach of, or constitute a default under, or result in the acceleration of any obligation or loss of any benefits under, the any contract or other instrument to which such Buyer is a party or by which its properties or assets are bound, or (iii) contravene any Applicable Law applicable to such Buyer or by which its properties or assets are bound (or constitute an event which, with the passage of time or action by a third party, would result in any of the foregoing). No consent or approval of any Governmental Authority is required for the execution, delivery, or performance by such Buyer of this Agreement, other than those that, individually or in the aggregate, if not obtained, would not reasonably be expected to materially impair such Buyer’s ability to perform its obligations hereunder or thereunder.

(c)         No Litigation. There is no lawsuit, legal proceeding, administrative enforcement proceeding, or arbitration proceeding before any governmental authority, pending or, to such Buyer’s knowledge, threatened against such Buyer that would adversely affect its performance under this Agreement or the consummation of the transactions contemplated hereby.

(d)        Brokers. Such Buyer has no contract, arrangement, or understanding with any broker, finder, or similar agent with respect to the transactions contemplated by this Agreement for which any of the Sellers or any of their respective Affiliates could have any liability.

(e)          Acquisition for Investment. Such Buyer is acquiring the Post-Closing Equity Interests for investment for such Buyer’s own account and not with a view to, or for sale in connection with, any distribution thereof in violation of Applicable Law. Such Buyer acknowledges and agrees the Post-Closing Equity Interests will be “restricted securities” as such term is defined in Rule 144 promulgated under the Securities Act.

(f)          Private Placement Matters.

(i)          Such Buyer’s financial situation is such that such Buyer can afford to bear the economic risk of holding the Post-Closing Equity Interests for an indefinite period of time, and such Buyer can afford to suffer the complete loss of such Buyer’s investment in the Post-Closing Equity Interests.

(ii)        Such Buyer’s knowledge and experience in financial and business matters are such that such Buyer is capable of evaluating the merits and risks of such Buyer’s investment in the Post-Closing Equity Interests, or such Buyer has been advised by a representative possessing such knowledge and experience.

(iii)        Such Buyer understands that the Post-Closing Equity Interests are a speculative investment that involves a high degree of risk of loss of the entire investment therein, that there will be substantial restrictions on the transferability of the Post-Closing Equity Interests, and that, accordingly, it may not be possible for such Buyer to sell or pledge the Post-Closing Equity Interests or any interest in the Post-Closing Equity Interests in case of emergency or otherwise.

(iv)        Such Buyer and such Buyer’s representatives, including, to the extent such Buyer deems appropriate, such Buyer’s legal, professional, financial, tax, and other advisors, have reviewed all documents provided to them in connection with such Buyer’s investment in the Post-Closing Equity Interests, and such Buyer understands and is aware of the risks related to such investment.

(v)          Such Buyer is an “accredited investor” within the meaning of Rule 501(a) of Regulation D.

(vi)         Such Buyer is not subject to any of the “bad actor” disqualifications described in Rule 506(d)(1) of Regulation D.

(g)        Financial Capability. Such Buyer has, and at the Closing will have, sufficient immediately available funds to pay such Buyer’s respective portion specified on Schedule I hereto of the Purchase Price and perform such Buyer’s other obligations hereunder.

(h)       Investigation. Such Buyer is knowledgeable about each of the transactions contemplated by the Purchase Agreement and the Company, has received or had access to such information as such Buyer deems necessary or appropriate to make an informed decision to purchase the Post-Closing Equity, and has had the opportunity to ask questions of and receive answers from representatives of the Company and the Sellers concerning the foregoing and the transactions contemplated by this Agreement. Such Buyer is not relying on, and disclaims reliance upon, any representation or warranty of any of the Sellers or any other Person, express or implied, other than the representations and warranties of the Sellers expressly set forth in Section 3.1 with respect to the transactions contemplated by this Agreement; provided, that neither the foregoing nor anything set forth in this Agreement limits such Buyer’s ability to rely on the representations and warranties set forth in the Purchase Agreement or the “Ancillary Agreements” (as such term is defined in the Purchase Agreement) to the extent provided therein.

(i)          Valuation. Such Buyer has not relied on any of the Sellers or any of their respective Affiliates in order to evaluate the value of the Post-Closing Equity, and such Buyer believes that the Purchase Price (and such Buyer’s portion thereof) is fair and that the Purchase Price (and such Buyer’s portion thereof) constitutes reasonably equivalent value for the Post-Closing Equity. Such Buyer has had the opportunity to do such diligence relating to the value of the Post-Closing Equity as such Buyer has determined to be necessary and appropriate.

(j)          Exclusivity of Representations. The representations and warranties made by such Buyer in this Section 3.2 and in any certificate or instrument delivered by such Buyer pursuant to this Agreement are the exclusive representations and warranties made by such Buyer with respect to the subject matter of this Agreement. Such Buyer hereby disclaims any other express or implied representations or warranties with respect to the subject matter of this Agreement.

3.3.       Non-Survival. The Parties, intending to modify any applicable statute of limitations, agree that the representations and warranties of the Parties contained in this Agreement or any certificate delivered pursuant hereto and the covenants and agreements of the Parties contained in this Agreement to be performed prior to the Closing shall terminate at, and shall not survive, the Closing, such that no claim or liability in respect of any such representation, warranty, covenant or agreement (whether in contract or under any other legal theory and regardless of the type of claim) may be brought by any Party after the Closing. No claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought after the Closing with respect thereto against any Party or any of their respective Affiliates or any of their respective Non-Recourse Parties, and there will be no liability in respect thereof, whether such liability has accrued prior to or after the Closing, on the part of any Party or any of their respective Affiliates or any of their respective Non-Recourse Parties. All covenants and agreements contained in this Agreement that contemplate performance in whole or in part at or following the Closing will survive the Closing until fully performed. Notwithstanding the foregoing, nothing in this Agreement or otherwise shall limit (or deemed to limit) a Party’s rights or remedies with respect to claims based on Fraud.

ARTICLE IV
COVENANTS

4.1.      No Transfers or Encumbrances. From the Primary Transaction Closing through the earlier of the Closing or the termination of this Agreement, each Seller will not sell or transfer, or create or permit the creation of any Lien upon, such Seller’s portion of the Post-Closing Equity Interests (other than Liens arising under Applicable Law or the Governing Documents); provided, that, notwithstanding the foregoing, each Seller may take and permit any such actions, including any such sales or transfers, as are required pursuant to the terms of the Purchase Agreement or this Agreement.

4.2.        Commercially Reasonable Efforts. Subject to the terms and conditions set forth in this Agreement, each of the Parties will cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action, and to make, or cause to be made, all filings necessary, proper or advisable under applicable Laws and to consummate and make effective the transactions contemplated by this Agreement.

4.3.        Further Assurances. Each of the Parties, at the request of the other Party, and without further consideration, agrees to execute and deliver or to cause to be executed and delivered such other instruments as such other Party may reasonably request to more fully effectuate the transactions contemplated by this Agreement, or perfect or record title of any of the Buyers in the Post-Closing Equity.

4.4.      Intended Tax Treatment. The Parties agree that sales of Post-Closing Equity Interests from the Sellers to the Buyers pursuant to this Agreement are intended to be treated as taxable sales of Common Stock in the Company for U.S. federal income tax purposes. The Parties will file all tax returns in a manner consistent with this Section 4.3 unless otherwise required by applicable Law.

4.5.        Amendments to Schedule I. The Parties agree that, following the date hereof and no later than two (2) Business Days prior to the Closing, the Sellers may, with the prior written consent of the Buyers (not to be unreasonably withheld, conditioned or delayed), amend Schedule  I hereto to adjust the Post-Closing Equity Interests to be sold and transferred to the Buyers at the Closing (and the corresponding consideration therefor) in accordance with the final determination of the amount of Post-Closing Equity Interests to be acquired by the Sellers pursuant to the Purchase Agreement including, for the avoidance of doubt, the Allocation Schedule (as defined in the Purchase Agreement), and that such schedule as so amended shall replace in its entirety Schedule I for all purposes of this Agreement.

ARTICLE V
CONDITIONS TO CLOSING

5.1.        Mutual Conditions. Each Party’s respective obligation to consummate the Closing is subject to the satisfaction, or waiver by such Party to the extent permitted by Applicable Law, at or prior to the Closing of the following conditions:

(a)          the Primary Transaction Closing shall have occurred;

(b)         no Governmental Authority shall have enacted, promulgated, issued, entered, or enforced any Order or Applicable Law enjoining, restraining, or prohibiting the transactions contemplated by this Agreement that is then in effect; and

(c)          the Sellers and the Buyers shall have received a duly authorized and executed copy of the Company Approval.

5.2.        Additional Conditions to the Buyers’ Obligations. Each Buyer’s obligation to consummate the Closing is further subject to the satisfaction, or waiver by the Buyers to the extent permitted by Applicable Law, at or prior to the Closing, of the following conditions:

(a)          the representations and warranties of the Sellers set forth in Section 3.1 shall be true and correct in all but de minimis respects as of the Closing (except to the extent any such representation or warranty expressly relates to another time or date, in which case it shall be true and correct in all but de minimis respects as of such time and date); and

(b)          the covenants and agreements of the Sellers to be performed before the Closing in accordance with this Agreement shall have been performed in all material respects.

5.3.        Additional Conditions to the Sellers’ Obligations. Each Seller’s obligation to consummate the Closing is further subject to the satisfaction, or waiver by the applicable Sellers in accordance with Section 5.5 to the extent permitted by Applicable Law, at or prior to the Closing, of the following conditions:

(a)          the representations and warranties of the Buyers set forth in Section 3.2 shall be true and correct in all but de minimis respects as of the Closing (except to the extent any such representation or warranty expressly relates to another time or date, in which case it shall be true and correct as of such time and date); and

(b)          the covenants and agreements of the Buyers to be performed before the Closing in accordance with this Agreement shall have been performed in all material respects.

5.4.       Frustration of Closing Conditions.  Neither Party may rely on the failure of any condition set forth in this Article V to be satisfied if such failure was caused by such Party’s breach of this Agreement, including failure to use efforts to cause the Closing to occur as required pursuant to the terms of this Agreement.

5.5.       Waivers by the Sellers. If fewer than all Sellers waive any unsatisfied condition in accordance with Section 5.1 or Section 5.3, then such condition will be deemed waived only for the specific Sellers waiving such condition, and the Closing will proceed with respect to the waiving Sellers, and this Agreement will automatically terminate as of the Closing with respect to all of the non-waiving Sellers.

ARTICLE VI
TERMINATION

6.1.        Termination. This Agreement will terminate as follows and only as follows:

(a)         automatically and immediately upon any termination of the Purchase Agreement in accordance with its terms prior to the Primary Transaction Closing;

(b)          upon the mutual written consent of the Buyers and the Sellers;

(c)        upon written notice from either the Buyers or the Sellers to the other Parties if any Governmental Authority shall have enacted, promulgated, issued, entered or enforced any Applicable Law or Order permanently enjoining, restraining or prohibiting the transactions contemplated by this Agreement, which shall have become final and non-appealable;

(d)        upon written notice from the Buyers to the Sellers if any of the Sellers has breached any of its representations and warranties or failed to perform any of its covenants and agreements set forth in this Agreement, in each case, in a manner that would give rise to failure of the condition set forth in Section 5.2 and either (i) such breach or failure is incapable of being cured prior to the Closing Date or (ii) if such breach or failure is capable of being cured prior to the Closing Date, has not been cured by the earlier of twenty (20) Business Days from the date on which the Buyers provide the Sellers with written notice thereof and the Closing Date; provided, that the Buyers shall not be entitled to terminate this Agreement pursuant to this Section 6.1(d) if there has been a breach or violation by any Buyer of any representation, warranty, covenant, agreement, or obligation contained herein and such breach or violation has prevented, or would prevent, satisfaction of any condition set forth in Section 5.1 or Section 5.3; provided, further, that any such termination pursuant to this Section 6.1(d) will only apply to the one or more Sellers who have so breached or failed to perform, and this Agreement will continue in effect with respect to all of the other Sellers, and, solely to the extent necessary, the Parties will cooperate in good faith to amend this Agreement to reflect the removal of such breaching or failing Seller from the transactions contemplated by this Agreement; and

(e)         upon written notice from the Sellers to the Buyers if any of the Buyers has breached any of its representations and warranties or failed to perform any of its covenants and agreements set forth in this Agreement, in each case, in a manner that would give rise to failure of the condition set forth in Section 5.3 and either (i) such breach or failure is incapable of being cured prior to the Closing Date or (ii) if such breach or failure is capable of being cured prior to the Closing Date, has not been cured by the earlier of twenty (20) Business Days from the date on which the Sellers provide the Buyers with written notice thereof and the Closing Date; provided, that the Sellers shall not be entitled to terminate this Agreement pursuant to this Section 6.1(e) if there has been a breach or violation by any Seller of any representation, warranty, covenant, agreement, or obligation contained herein and such breach or violation has prevented, or would prevent, satisfaction of any condition set forth in Section 5.1 or Section 5.2; provided, further, that any such termination pursuant to this Section 6.1(e) will only apply to the one or more Buyers who have so breached or failed to perform, and this Agreement will continue in effect with respect to all of the other Buyers, and, solely to the extent necessary, the Parties will cooperate in good faith to amend this Agreement to reflect the removal of such breaching or failing Buyer from the transactions contemplated by this Agreement.

6.2.        Effect of Termination. Upon the termination of this Agreement in accordance with Section 6.1, this Agreement will be of no further force or effect, and no Party shall have any liability hereunder, except that (a) each of this Section 6.2, Section 7.3, Section 7.6, Section 7.7, Section 7.8, Section 7.9, and Section 7.11 will survive termination, and (b) nothing in this Agreement will limit or waive any liability of any Party for, and each Party shall remain liable following such termination for, Fraud or willful breach occurring prior to termination.

ARTICLE VII
MISCELLANEOUS

7.1.        Acknowledgment and Consent of Issuer.  The Company acknowledges and agrees that it has been informed of the transactions contemplated by this Agreement, and, subject to the occurrence of each of the Primary Transaction Closing and the Closing, agrees that it will take such action as is reasonably necessary to reflect the assignment and transfer of the Common Stock on its books and records, including (i) delivering a duly executed written consent of the Board of Directors of the Company waiving the applicability of the transfer restrictions set forth in Article XIV, Section 2 of the Company Charter to the transactions contemplated hereby (the “Company Approval”), (ii) instructing the Company’s transfer agent to register the transfer of Common Stock via book entry in the names of the applicable Buyers and (iii) causing its counsel to deliver any opinions and other documents requested by the Company’s transfer agent to effect such transfer. The Company will be party to this Agreement solely for purposes of this Section 7.1 and the provisions of each of Article I and Article VIII to the extent applicable to this Section 7.1, and, for the avoidance of doubt, will have no other rights or obligations hereunder.

7.2.       Amendments; Waivers. No amendment of any provision of this Agreement will be effective with respect to any Person unless made in writing and signed by a duly authorized officer of each of the Buyers and each of the Sellers; provided, that any amendment to or applicable to Section 7.1 additionally will require the Company’s written consent. No failure or delay by any Person in exercising any right, power or privilege under this Agreement will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof, or the exercise of any other right, power, or privilege. The conditions to each Party’s obligation to consummate the Closing are for the sole benefit of such Party, and may be waived by such Party in accordance with the terms of this Agreement, in whole or in part, to the extent permitted by Applicable Law. No waiver by any Person will be effective unless made in writing and signed by a duly authorized officer of the waiving Persons. The rights and remedies herein provided will be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

7.3.        Governing Law; Forum; Waiver of Jury Trial.

(a)          This Agreement shall be construed in accordance with and governed for all purposes by the internal substantive Laws of the State of Delaware applicable to contracts executed and to be wholly performed within Delaware, without regard to choice of law or conflict of law principles that would require the application of the laws of any other jurisdiction.

(b)          Any proceeding based upon, arising out of, or relating to, this Agreement or any of the transactions contemplated hereby (including in respect of the construction, validity, enforcement, and interpretation of this Agreement) and all claims or causes of action (whether in contract or in tort) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution or performance of this Agreement or any of the transactions contemplated hereby shall be brought exclusively and determined in the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, only if the Court of Chancery of the State of Delaware does not have or declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware and any appellate courts therefrom) (the “Designated Courts”), and the Parties accept the exclusive jurisdiction of the Designated Courts for the purpose of any such Proceeding; provided that a final judgment against any Party in any proceeding may be enforced in other jurisdictions by suit, action or proceeding on the judgment, or in any other manner provided by or pursuant to the laws of such other jurisdiction. Each Party agrees that service of any process, summons, notice, or document by United States registered mail addressed to such Party in accordance with Section 7.6 shall be effective service of process for any such proceeding brought against such Party in any such Designated Court.

(c)        In addition, each Party hereby irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any proceeding based upon, arising out of, or relating to, this Agreement or any of the transactions contemplated hereby in any Designated Court or any judgment entered by any of the Designated Courts and hereby further irrevocably waives any claim that any such proceeding brought in the Designated Courts has been brought in an inconvenient forum.

(d)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE OUT OF, BE BASED UPON, OR RELATE TO, THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, BASED UPON, OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY AGREES AND ACKNOWLEDGES THAT (I) NO OTHER PARTY, NOR ANY REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF A PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 7.3(d). ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

7.4.       Entire Agreement. This Agreement (including the Schedules hereto), together with any certificates delivered pursuant hereto and the Purchase Agreement, constitutes the entire agreement among the Parties with respect to the subject matter hereof and thereof, supersedes all prior and contemporaneous agreements and understandings, both written and oral, with respect thereto.

7.5.        Assignment. This Agreement, and all of the provisions hereto will be binding upon and inure to the benefit of each of the signatories hereto and their respective successors and permitted assigns. Neither this Agreement, nor any of the rights, interests, or obligations hereunder may be assigned by any Party (whether by operation of law or otherwise) without the written consent of each of the Buyers and each of the Sellers.

7.6.        Notices. Any notice, request, instruction, or other document to be given under this Agreement must be in writing, and will be deemed to have been duly given (a) on the date of delivery if delivered personally, (b) on the date of delivery if delivered by e-mail (provided that no transmission error was received), or (c) on the first Business Day following the date of dispatch if delivered by a recognized next-day courier service. All notices hereunder shall be delivered as set forth on Schedule II hereto, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice in accordance with this Section 7.6.

7.7.      Confidentiality. The terms and existence of this Agreement, the negotiations hereof, and the transactions contemplated hereby are confidential and will not be disclosed except (a) to each Party’s Affiliates, equityholders, insurers, auditors and professional advisors who agree to keep such information confidential, (b) as required by Applicable Law or the rules of any securities exchange, or (c) with the prior written consent of the Parties.

7.8.       Captions. The table of contents and the article, section, paragraph, and clause captions in this Agreement are for convenience of reference only, do not constitute part of this Agreement, and will not be deemed to limit or otherwise affect any of the provisions of this Agreement.

7.9.       Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution, or performance of this Agreement, may only be made against, the signatories hereto, and no former, current or future direct or indirect equity holders, controlling Persons, directors, officers, employees, general or limited partners, members, managers, advisors, agents, or Affiliates of any signatory hereto, or any former, current, or future direct or indirect equity holder, controlling Person, director, officer, employee, general or limited partner, member, manager, advisor, agent, or Affiliate of any of the foregoing (each, a “Non-Recourse Party”) will have any liability for any obligations or liabilities of the signatories to this Agreement or for any claim (whether in tort, contract, or otherwise, by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation, or other applicable Law) based on, in respect of, or by reason of, this Agreement, the transactions contemplated hereby, or any oral representations made or alleged to be made in connection herewith, it being expressly agreed and acknowledged that no personal liability whatsoever will attach to, be imposed on, or otherwise be incurred by any Non-Recourse Party in connection therewith. Without limiting the rights of any Person against the other signatories hereto, in no event will any signatory hereto, and each such signatory agrees to cause its Affiliates not to, seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages in connection with this Agreement from, any Non-Recourse Party. None of the signatories hereto will assert or permit any other Person (including any stockholder of such Person) to assert or threaten to assert that this Agreement or any part hereof is invalid, illegal, or unenforceable.

7.10.      Severability. If any provision of this Agreement or the application thereof to any Person (including the officers and directors of the parties hereto) or circumstance is determined by a court of competent jurisdiction to be invalid, void, or unenforceable, the remaining provisions hereof, or the application of such provision to Persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect, and will in no way be affected, impaired, or invalidated thereby, so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any Party. Upon such determination, the Parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the Parties.

7.11.     Counterparts; Electronic Transmission. This Agreement or any written consent or notice pursuant to this Agreement may be executed simultaneously in any number of counterparts, each of which may be delivered via electronic mail (including portable document file (.pdf) format or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com), or other transmission method, any one of which need not contain the signatures of more than one party, but each of which will be deemed an original and all of which will collectively constitute one and the same instrument binding on all parties.

[remainder of page intentionally left blank]

In witness whereof, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.

BUYERS:

ABRAMS CAPITAL PARTNERS I, L.P.

By:	Abrams Capital Management, L.P., its investment manager

By:	Abrams Capital Management, LLC, its general partner

By:	/s/ David Abrams
Name: David Abrams
Title: Managing Member

ABRAMS CAPITAL PARTNERS II, L.P.

By:	Abrams Capital Management, L.P., its investment manager

By:	Abrams Capital Management, LLC, its general partner

By:	/s/ David Abrams
Name: David Abrams
Title: Managing Member

In witness whereof, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.

SELLERS:

EMERALD LAKE PEARL ACQUISITION, L.P.

By:	Emerald Lake Pearl Acquisition GP, L.P.
Its:	General Partner

By:	Emerald Lake Pearl Acquisition UGP, LLC
Its:	General Partner

By:	/s/ Daniel Lukas
Name: Daniel Lukas
Title: Managing Member

Signature Page to Equity Purchase Agreement

EMERALD LAKE PEARL ACQUISITION-A, L.P.

By:	Emerald Lake Pearl Acquisition GP, L.P.
Its:	General Partner

By:	Emerald Lake Pearl Acquisition UGP, LLC
Its:	General Partner

By:	/s/ Daniel Lukas
Name: Daniel Lukas
Title: Managing Member

EMERALD LAKE PEARL ACQUISITION GP, L.P.

By:	Emerald Lake Pearl Acquisition UGP, LLC
Its:	General Partner

By:	/s/ Daniel Lukas
Name: Daniel Lukas
Title: Managing Member

Signature Page to Equity Purchase Agreement

In witness whereof, the parties have caused this Agreement to be duly executed and delivered as of the date first written above.

Solely for purposes of Section 7.1,

COMPANY:

CONTEXTLOGIC HOLDINGS INC.

By:	/s/ Mark Ward
Name: Mark Ward
Title: President

Signature Page to Equity Purchase Agreement

SCHEDULE I

Equity Ownership and Closing Consideration

Attached.

SCHEDULE II

Notice Addresses

Attached.